Exhibit 5.1

[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]

October 7, 2014

MetLife, Inc.

1095 Avenue of the Americas

New York, NY 10036

RE:	METLIFE, INC. – REMARKETING OF SERIES E DEBT SECURITIES

Ladies and Gentlemen:

We have acted as special counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the remarketing and sale (the “Remarketing”) of (i) $499,924,000 in aggregate principal amount of the Company’s 1.903% Series E Senior Component Debentures, Tranche 1 and (ii) $499,924,000 in aggregate principal amount of the Company’s 4.721% Series E Senior Component Debentures, Tranche 2 (collectively, referred to herein as the “Series E Debt Securities” (as defined below)), pursuant to the Remarketing Agreement, dated August 26, 2014 (the “Remarketing Agreement”), among the Company, Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA”), not individually but solely as stock purchase contract agent (the “Stock Purchase Contract Agent”) and as attorney-in-fact of the holders of the Company’s Common Equity Units (the “Common Equity Units”), and the remarketing agents party thereto (the “Remarketing Agents”), and the Pricing Agreement, dated September 30, 2014 (the “Pricing Agreement”), among the Company and the Remarketing Agents. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Remarketing Agreement.

The Company issued the Common Equity Units on November 1, 2010, and such Common Equity Units were subsequently offered and sold by AM Holdings LLC (f/k/a Alico Holdings LLC), a Delaware limited liability company, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-170876), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on November 30, 2010, and a prospectus supplement dated March 3, 2011 (filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”)). Each Common Equity Unit originally consisted of: (i) three Stock Purchase Contracts (as defined in the Stock Purchase Contract Agreement (as defined below)) under which the holder has agreed to purchase and the Company has agreed to sell on each of three Stock Purchase Dates (as defined in the Stock Purchase Contract Agreement) determined pursuant to the Stock Purchase Contract Agreement, dated November 1, 2010, as amended and supplemented by Supplemental Agreement No. 1, dated as of June 26, 2013 (as so amended and supplemented, the “Stock Purchase Contract Agreement”), between the Company and the Stock Purchase Contract Agent, for a price of $25.00 per Stock Purchase Contract, a number of shares of common stock, par value $0.01 per share, of the Company, determined pursuant to the terms of such Stock Purchase Contract; and (ii)(a) a 1/40, or 2.50%, undivided beneficial interest in $1,000 principal amount of Series C Senior Debentures due 2023; (b) a 1/40, or 2.50%, undivided beneficial interest in $1,000 principal amount of Series D Senior Debentures due 2024; and (c) a 1/40, or 2.50%, undivided beneficial interest in $1,000 principal amount of Series E Senior Debentures due 2045 (the “Original Series E Debt Securities”).

The Original Series E Debt Securities were issued by the Company pursuant to an Indenture, dated as of November 9, 2001 (the “Senior Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.)), as trustee (the “Trustee”), as supplemented by the Twenty-Second Supplemental Indenture, dated as of November 1, 2010 (the “Supplemental Indenture,” and together with the Senior Indenture, the “Indenture”), between the Company and the Trustee. Effective September 15, 2014, each Original Series E Debt Security automatically and without the act of any Holder, converted into a unit consisting of two tranches, with each $2,000 principal amount of Original Series E Debt Securities thereafter consisting of (i) $1,000 principal amount of Series E Senior Component Debentures, Tranche 1, due 2018 (the “Original Tranche 1 Series E Debt Securities”) and (ii) $1,000 principal amount of Series E Senior Component Debentures, Tranche 2, due 2045 (the “Original Tranche 2 Series E Debt Securities”). As contemplated by the Indenture and the Remarketing Agreement, the interest rates on the Original Tranche 1 Series E Debt Securities and the Original Tranche 2 Series E Debt Securities will be reset on the date hereof as a result of the Remarketing (such Original Tranche 1 Series E Debt Securities and Original Tranche 2 Series E Debt Securities as so modified as a result of the Remarketing, together, the “Series E Debt Securities”).

In the above capacity, we have reviewed: (a) the Company’s shelf registration statement on Form S-3 (File No. 333-192366) (including the documents incorporated by reference therein, the “Registration Statement”), filed by the Company with the Commission on November 15, 2013, which automatically became effective under the Securities Act on November 15, 2013, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”); (b) the prospectus, dated November 15, 2013 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated September 30, 2014, relating to the Series E Debt Securities, in the form filed by the Company with the Commission on September 30, 2014 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated September 30, 2014 (together with the Base Prospectus, the “Prospectus”), relating to the Series E Debt Securities, in the form filed by the Company with the Commission on October 1, 2014 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of each tranche of the Series E Debt Securities filed by the Company with the Commission on September 30, 2014; (f) an executed copy of the Remarketing Agreement; (g) an executed copy of the Pricing Agreement; (h) an executed copy of the Stock Purchase Contract Agreement; (i) an executed copy of the Pledge Agreement, dated as of November 1, 2010, between the Company, DBTCA, as Collateral Agent, Custodial Agent and Securities Intermediary, and the Stock Purchase Contract Agent; (j) an executed copy of the Senior Indenture; (k) an executed copy of the Supplemental Indenture; (l) copies of the global registered security certificates representing each tranche of the Series E Debt Securities executed by the Company; (m) a certificate of the Assistant Secretary of the Company, dated October 7, 2014; (n) a certificate of the Chief Accounting Officer of the Company, dated October 7, 2014; (o) certificates, dated September 9, 2014 and October 7, 2014, from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; and (p) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments that we have deemed appropriate and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (p) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Series E Debt Securities.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Remarketing of the Series E Debt Securities has been duly authorized by the Company, each certificate representing each tranche of the Series E Debt Securities has been duly executed and delivered by the Company, and when each such certificate has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Series E Debt Securities have been delivered to the Remarketing Agents against payment therefor in accordance with the terms of the Indenture, the Series E Debt Securities will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Remarketing Agreement, the Pricing Agreement and the Indenture, and will be enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Series E Debt Securities is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Series E Debt Securities or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the Remarketing of the Series E Debt Securities, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP